Exhibit 10.14

THE POINTE

THE POINTE I

DRAPER, UTAH

OFFICE LEASE AGREEMENT

BETWEEN

TP BUILDING I, LLC,

a Utah limited liability company

(“LANDLORD”)

AND

HEALTHEQUITY, INC.,

a Delaware corporation

(“TENANT”)

TABLE OF CONTENTS

1.	Basic Lease Information	1
2.	Lease Grant	3
3.	Adjustment of Commencement Date; Possession	3
4.	Rent	4
5.	Compliance with Laws; Use	5
6.	Security Deposit	5
7.	Building Services	5
8.	Leasehold Improvements	6
9.	Repairs and Alterations	6
10.	Entry by Landlord	7
11.	Assignment and Subletting	8
12.	Liens	9
13.	Indemnity and Waiver of Claims	9
14.	Insurance	10
15.	Subrogation	10
16.	Casualty Damage	10
17.	Condemnation	11
18.	Events of Default	12
19.	Remedies	12
20.	Limitation of Liability	13
21.	Relocation	14
22.	Holding Over	14
23.	Subordination to Mortgages; Estoppel Certificate	14
24.	Notice	15
25.	Surrender of Premises	15
26.	Miscellaneous	15

OFFICE LEASE AGREEMENT

THIS OFFICE LEASE AGREEMENT (the “Lease”) is made and entered into as of            , 2006, by and between TP Building I, LLC, a Utah limited liability company (“Landlord”) and HealthEquity, Inc., a Delaware corporation (“Tenant”). The following exhibits and attachments are incorporated into and made a part of the Lease: Exhibit A-1 (Depiction of Premises), Exhibit A-2 (Legal Description), Exhibit B (Expenses and Taxes), Exhibit C (Work Letter), Exhibit D (Commencement Letter), Exhibit E (Building Rules and Regulations) and Exhibit F (Additional Provisions).

1. Basic Lease Information.

1.01	“Building” shall mean the building located at 65 East Highland Drive, Draper, Utah, commonly known as The Pointe I. “Rentable Square Footage of the Building” is deemed to be 115,080 square feet. Landlord and Tenant stipulate and agree that the Rentable Square Footage of the Building is correct.

1.02	“Premises” shall mean the area shown on Exhibit A-1 to this Lease. The Premises is located on the 3rd and 4th floors and known as Suite 330 and Suite 400. The “Rentable Square Footage of the Premises” is approximately 30,000 square feet. Upon substantial completion of the Premises, the exact Rentable Square Footage of the Premises will be determined by Landlord’s architect in accordance with applicable BOMA standards, and the Base Rent, Allowance, and Tenant’s Pro Rata Share will be recalculated to reflect the exact Rentable Square Footage of the Premises.

1.03	“Base Rent” (assuming 30,000 square feet in Premises):

Period	Annual Rate Per Square Foot	Monthly Base Rent
Months 1– 4 (rent free) Months 5 – 12	$15.25	$38,125.00
Months 13 – 24	$15.63	$39,078.13
Months 25 – 36	$16.02	$40,055.08
Months 37 – 47 Month 48 (rent free)	$16.42	$41,056.46
Months 49 – 60	$16.83	$42,082.87
Months 61 – 71 Month 72 (rent free)	$17.25	$43,134.94

1.04	“Tenant’s Pro Rata Share”: 26.07% (assuming 30,000 square feet in Premises).

1.05	“Additional Rent”: “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Additional Rent includes, without limitation, (a) 100% of Expenses and Taxes (defined in Exhibit B) incurred in connection with operating, maintaining, repairing, insuring, and managing of the Premises, which expenses shall be separately metered or otherwise tracked, and (b) Tenant’s Pro Rata Share of all Expenses and Taxes incurred in connection with operating, maintaining, repairing, insuring, and managing of the Common Areas provided, however that such Expenses shall not be in excess of that which is market rate for the location and type of expenses.

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1.06	“Term”: A period of 72 months. Subject to Section 3, the Term shall commence on October 1, 2007 (the “Commencement Date”) and, unless terminated early in accordance with this Lease, end on September 30, 2013 (the “Termination Date”).

1.07	Allowance(s): An amount equivalent to $32.00 per usable square foot (not rentable square foot) in the Premises, to be used for Landlord Work as set forth and more particularly described in the Work Letter attached as Exhibit C.

1.08	“Security Deposit”: See Section 6 of Lease and Section 6 of Exhibit F attached hereto and incorporated by reference herein.

1.09	“Guarantor(s)”: N/A.

1.10	“Broker(s)”: Coldwell Banker Commercial NRT, representing Tenant (“Tenant’s Broker”), and Coldwell Banker Commercial NRT, representing Landlord (“Landlord’s Broker”).

1.11	“Permitted Use”: General office use.

1.12	“Notice Address(es)”:

Landlord:	Tenant:
TP Building I, LLC	HealthEquity, Inc.
299 South Main St., Suite 2070	1276 South 820 East, Suite 201
Salt Lake City, UT 84111	American Fork, UT 84003
Attn: Jim Sorenson

A copy of any notices to Landlord shall be sent to William A. Meaders, Kirton & McConkie, 1800 Eagle Gate Tower, 60 East South Temple, P O Box 45120, Salt Lake City, Utah, 84145-0120. The validity of the notice delivered to Tenant shall not be affected if the person copied on the notice of Tenant default fails to receive such notice.

1.13	“Business Day(s)” are Monday through Friday of each week, exclusive of New Year’s Day, Presidents Day, Memorial Day, Independence Day, Pioneer Day, Labor Day, Thanksgiving Day and Christmas Day (“Holidays”). Landlord may designate additional Holidays that are commonly recognized by other office buildings in the area where the Building is located. “Building Service Hours” are 6:00 A.M. to 8:00 P.M. on Business Days and 8:00 A.M. to 1:00 P.M. on Saturdays.

1.14	“Landlord Work” means the work that Landlord is obligated to perform in the Premises pursuant to a separate agreement (the “Work Letter”) attached to this Lease as Exhibit C.

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1.15	“Property” means the Building and the parcel(s) of land on which it is located and, at Landlord’s discretion, the parking facilities and other improvements, if any, serving the Building and the parcel(s) of land on which they are located.

2. Lease Grant.

The Premises are hereby leased to Tenant from Landlord, together with the right to use any portions of the Property that are designated by Landlord for the common use of tenants and others including, without limitation, corridors, lobbies, elevators, stairways, and the Parking Facility (the “Common Areas”). Tenant shall have access to the Building for Tenant and its employees 24 hours per day/7 days per week, subject to the terms of this Lease and such security or monitoring systems as Landlord may reasonably impose, including, without limitation, sign-in procedures and/or presentation of identification cards.

3. Adjustment of Commencement Date; Possession.

3.01 If Landlord is required to perform Landlord Work prior to the Commencement Date: (a) the date set forth in Section 1.06 as the Commencement Date shall instead be defined as the “Target Commencement Date”; (b) the actual Commencement Date shall be the date on which the Landlord Work is Substantially Complete (defined below); and (c) the Termination Date will be the last day of the Term as determined based upon the actual Commencement Date. Landlord’s failure to Substantially Complete the Landlord Work by the Target Commencement Date shall not be a default by Landlord or otherwise render Landlord liable for damages; except that, notwithstanding anything to the contrary herein, if occupancy is not granted to Tenant on or before October 1, 2007, Landlord shall grant Tenant additional free rent of two days free rent for each day delayed. Any additional free rent due to delays shall be applied to the beginning of the Lease. Landlord and Tenant acknowledge and agree that the determination of the Commencement Date shall take into consideration the effect of any Tenant Delays and delay due to events of Force Majeure. If, as a result of the foregoing delays, Landlord determines in good faith that it will be unable to cause the Lease to commence on the Commencement Date, Landlord shall have the right (but not the obligation) to immediately cease its performance of the Landlord Work and provide Tenant with written notice (the “Completion Date Extension Notice”) of such inability, which Completion Date Extension Notice shall set forth the date on which Landlord reasonably believes that the Commencement Date will occur. Promptly after the determination of the Commencement, Landlord and Tenant shall enter into a commencement letter agreement in the form attached as Exhibit D, which commencement letter agreement shall be deemed accepted by Tenant if not executed and returned to Landlord by Tenant within 30 days after the date that Landlord delivers the commencement letter agreement to Tenant for execution. If the Termination Date does not fall on the last day of a calendar month, Landlord and Tenant may elect to adjust the Termination Date to the last day of the calendar month in which the Termination Date occurs by the mutual execution of a commencement letter agreement setting forth such adjusted date. The Landlord Work shall be deemed to be “Substantially Complete” on the date a Certificate of Occupancy is issued by the applicable governmental office. If Landlord is delayed in the performance of the Landlord Work as a result of the acts or omissions of Tenant, the Tenant Related Parties (defined in Section 13) or their respective contractors or vendors, including, without limitation, changes requested by Tenant to approved plans, Tenant’s failure to comply with any of its obligations under this Lease, or the specification of any materials or equipment with unusually long lead times (a “Tenant Delay”), the Landlord Work shall be deemed to be Substantially Complete on the date that Landlord could reasonably have been expected to Substantially Complete the Landlord Work absent any Tenant Delay. If, due to no fault of Tenant or Force

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Majeure, occupancy of the Premises is not granted to Tenant on the Commencement Date, Landlord shall grant Tenant additional free rent as follows: two days free rent for each day delayed beyond the Commencement Date and such free rent shall be in addition to any other rent concessions already provided for herein.

3.02 Subject to Landlord’s obligation, if any, to perform Landlord Work, the Premises are accepted by Tenant in “as is” condition and configuration without any representations or warranties by Landlord. By taking possession of the Premises, Tenant agrees that the Premises are in good order and satisfactory condition. Landlord shall not be liable for a failure to deliver possession of the Premises or any other space due to the holdover or unlawful possession of such space by another party, however Landlord shall use reasonable efforts to obtain possession of the space. The Commencement Date for the space, in such event, shall be postponed until the date Landlord delivers possession of the Premises to Tenant free from occupancy by any party. If Tenant takes possession of the Premises before the Commencement Date, such possession shall be subject to the terms and conditions of this Lease and Tenant shall pay Rent (defined in Section 4.01) to Landlord for each day of possession before the Commencement Date. However, except for the cost of services requested by Tenant (e.g. freight elevator usage), Tenant shall not be required to pay Rent for any days of possession before the Commencement Date during which Tenant, with the approval of Landlord, is in possession of the Premises for the sole purpose of performing improvements or installing furniture, equipment or other personal property.

4. Rent.

4.01 Tenant shall pay Landlord, without any setoff or deduction, unless expressly set forth in this Lease, all Base Rent and Additional Rent due for the Term (collectively referred to as “Rent”). “Additional Rent” means all sums (exclusive of Base Rent) that Tenant is required to pay Landlord under this Lease. Tenant shall pay and be liable for all rental, sales and use taxes (but excluding income taxes), if any, imposed upon or measured by Rent. Base Rent and recurring monthly charges of Additional Rent shall be due and payable in advance on the first day of each calendar month without notice or demand, provided that the installment of Base Rent for the first full calendar month of the Term shall be payable on the date that Landlord delivers occupancy of the Premises to Tenant, with Landlord’s Work Substantially Complete. All other items of Rent shall be due and payable by Tenant on or before 30 days after billing by Landlord. Rent shall be made payable to the entity, and sent to the address Landlord designates and shall be made by good and sufficient check or by other means acceptable to Landlord. Tenant shall pay Landlord an administration fee equal to 5% of each past due Rent payment, provided that Tenant shall be entitled to a grace period of 5 days for the first 2 late payments of Rent in a calendar year. In addition, past due Rent shall accrue interest at 12% per annum. Landlord’s acceptance of less than the correct amount of Rent shall be considered a payment on account of the earliest Rent due. Rent for any partial month during the Term shall be prorated. No endorsement or statement on a check or letter accompanying payment shall be considered an accord and satisfaction. Tenant’s covenant to pay Rent is independent of every other covenant in this Lease.

4.02 This Lease is intended to be an absolute triple net lease and Tenant is responsible to pay: (a) 100% of all Expenses and Taxes incurred in connection with operating, maintaining, repairing, insuring, and managing of the Premises for which separate metering or measuring is available, and (b) Tenant’s Pro Rata Share of all Expenses and Taxes incurred in connection with operating, maintaining, repairing, insuring, and managing of the Common Areas. “Expenses” and “Taxes” are defined in Exhibit B attached to this Lease. Tenant shall reimburse Landlord for Tenant’s share of Expenses and Taxes in accordance with the provisions of Exhibit B.

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5. Compliance with Laws; Use.

The Premises shall be used for the Permitted Use and for no other use whatsoever. Tenant shall comply with all statutes, codes, ordinances, orders, rules and regulations of any municipal or governmental entity whether in effect now or later, including the Americans with Disabilities Act (“Law(s)”), regarding the operation of Tenant’s business and the use, condition, configuration and occupancy of the Premises. In addition, Tenant shall, at its sole cost and expense, promptly comply with any Laws that relate to the “Base Building” (defined below), but only to the extent such obligations are triggered by Tenant’s use of the Premises, other than for general office use, or Alterations or improvements in the Premises performed or requested by Tenant. “Base Building” shall include the structural portions of the Building, the public restrooms and the Building mechanical, electrical and plumbing systems and equipment located in the internal core of the Building on the floor or floors on which the Premises are located. Tenant shall promptly provide Landlord with copies of any notices it receives regarding an alleged violation of Law. Tenant shall comply with the rules and regulations of the Building attached as Exhibit E and such other reasonable rules and regulations as may be adopted by Landlord from time to time, including rules and regulations for the performance of Alterations (defined in Section 9).

6. Security Deposit.

The Security Deposit shall be delivered to Landlord upon the execution of this Lease by Tenant and held by Landlord without liability for interest (unless required by Law) as security for the performance of Tenant’s obligations. The Security Deposit is not an advance payment of Rent or a measure of damages. The Security Deposit need not be held in any separate account and may be commingled with Landlord’s other funds. Landlord may use all or a portion of the Security Deposit to satisfy past due Rent, or to cure any Default (defined in Section 18) by Tenant. If Landlord uses any portion of the Security Deposit, Tenant shall, within 5 days after demand, restore the Security Deposit to its original amount. Landlord shall return any unapplied portion of the Security Deposit to Tenant within 45 days after the later to occur of: (a) determination of the final Rent due from Tenant; or (b) the later to occur of the Termination Date or the date Tenant surrenders the Premises to Landlord in compliance with Section 25. Landlord may assign the Security Deposit to a successor or transferee of Landlord who has agreed to assume all of the obligations of Landlord under this Lease as though such successor or transferee were the Landlord; and, following the assignment and assumption, Landlord shall have no further liability for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit separate from its other accounts.

7. Building Services.

7.01 Subject to the reimbursement provisions of Exhibit B, Landlord shall furnish Tenant with the following services: (a) water for use in the Base Building lavatories; (b) customary heat and air conditioning in season during Building Service Hours (Tenant shall have the right to receive HVAC service during hours other than Building Service Hours.); (c) standard janitorial service on Business Days; (d) elevator service; (e) electricity in accordance with the terms and conditions in Section 7.02; and, (f) such other services as Landlord reasonably determines are necessary or appropriate for the Property.

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7.02 Electricity used by Tenant in the Premises shall, at Landlord’s option, be paid for by Tenant either: (a) by a separate charge payable by Tenant to Landlord; or (b) by separate charge billed by the applicable utility company and payable directly by Tenant. Without the consent of Landlord, Tenant’s use of electrical service shall not exceed, either in voltage, rated capacity, use beyond Building Service Hours, or overall load, that amount which Landlord reasonably deems to be the electrical standard for the Building. Landlord shall have the right to measure electrical usage by commonly accepted methods and shall periodically review Tenant’s electrical usage to determine if Tenant is using electricity in an amount greater than the electrical standard for the Building. If it is determined that Tenant is using excess electricity, Tenant shall pay Landlord for the cost of such excess electrical usage as Additional Rent or directly to the applicable utility company as appropriate.

7.03 Landlord’s failure to furnish, or any interruption, diminishment or termination of services due to the application of Laws, the failure of any equipment, the performance of repairs, improvements or alterations, utility interruptions or the occurrence of an event of Force Majeure (defined in Section 26.03) (collectively a “Service Failure”) shall not render Landlord liable to Tenant, constitute a constructive eviction of Tenant, give rise to an abatement of Rent, nor relieve Tenant from the obligation to fulfill any covenant or agreement, so long as such Service Failure is outside the reasonable control of Landlord.

8. Leasehold Improvements.

All improvements in and to the Premises, including any Alterations (collectively, “Leasehold Improvements”), shall remain upon the Premises at the end of the Term without compensation to Tenant. Landlord, however, by written notice to Tenant at least 30 days prior to the Termination Date, may require Tenant, at its expense, to remove (a) any Cable (defined in Section 9.01) installed by or for the benefit of Tenant, and (b) any Landlord Work or Alterations that, in Landlord’s reasonable judgment, are of a nature that would require removal and repair costs that are materially in excess of the removal and repair costs associated with standard office improvements (collectively referred to as “Required Removables”). Required Removables shall include, without limitation, internal stairways, raised floors, personal baths and showers, vaults, rolling file systems and structural alterations and modifications. The designated Required Removables shall be removed by Tenant before the Termination Date. Tenant shall repair damage caused by the installation or removal of Required Removables. If Tenant fails to perform its obligations in a timely manner, Landlord may perform such work at Tenant’s expense. Tenant, at the time it requests approval for a proposed Alteration, including any Initial Alterations or Landlord Work, as such terms may be defined in the Work Letter attached as Exhibit C, may request in writing that Landlord advise Tenant whether the Alteration, including any Initial Alterations or Landlord Work, or any portion thereof, is a Required Removable. Within 10 days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the alteration or other improvements are Required Removables.

9. Repairs and Alterations.

9.01 Tenant shall periodically inspect the Premises to identify any conditions that are dangerous or in need of maintenance or repair. Tenant shall promptly provide Landlord with notice of any such conditions. Tenant shall, at its sole cost and expense, perform all maintenance and repairs to the Premises that are not Landlord’s express responsibility under this Lease, and keep the Premises in good condition and repair, reasonable wear and tear excepted. Tenant’s repair and maintenance obligations include, without limitation, repairs to: (a) floor covering; (b) interior partitions; (c) doors; (d) the interior side of demising walls;

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(e) electronic, phone and data cabling and related equipment that is installed by or for the exclusive benefit of Tenant (collectively, “Cable”); (f) supplemental air conditioning units, kitchens, including hot water heaters, plumbing, and similar facilities exclusively serving Tenant; and (g) Alterations. To the extent Landlord is not reimbursed by insurance proceeds, Tenant shall reimburse Landlord for the cost of repairing damage to the Building caused by the acts of Tenant, Tenant Related Parties and their respective contractors and vendors. If Tenant fails to make any repairs to the Premises for more than 15 days after notice from Landlord (although notice shall not be required in an emergency), Landlord may make the repairs, and Tenant shall pay the reasonable cost of the repairs, together with an administrative charge in an amount equal to 10% of the cost of the repairs.

9.02 Subject to the reimbursement provisions of Exhibit B, Landlord shall keep and maintain in good repair and working order and perform maintenance upon the: (a) structural elements of the Building; (b) mechanical (including HVAC), electrical, plumbing and fire/life safety systems serving the Building in general; (c) Common Areas; (d) roof of the Building; (e) exterior windows of the Building; and (f) elevators serving the Building. Landlord shall promptly make repairs for which Landlord is responsible.

9.03 Tenant shall not make alterations, repairs, additions or improvements or install any Cable (collectively referred to as “Alterations”) without first obtaining the written consent of Landlord in each instance, which consent shall not be unreasonably withheld or delayed. However, Landlord’s consent shall not be required for any Alteration that satisfies all of the following criteria (a “Cosmetic Alteration”): (a) is of a cosmetic nature such as painting, wallpapering, hanging pictures and installing carpeting; (b) is not visible from the exterior of the Premises or Building; (c) will not affect the Base Building; and (d) does not require work to be performed inside the walls or above the ceiling of the Premises. Cosmetic Alterations shall be subject to all the other provisions of this Section 9.03. Prior to starting work, Tenant shall furnish Landlord with plans and specifications; names of contractors reasonably acceptable to Landlord (provided that Landlord may designate specific contractors with respect to Base Building); required permits and approvals; evidence of contractor’s and subcontractor’s insurance in amounts reasonably required by Landlord and naming Landlord as an additional insured; and any security for performance in amounts reasonably required by Landlord. Changes to the plans and specifications must also be submitted to Landlord for its approval. Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord. Tenant shall reimburse Landlord for any sums paid by Landlord for third party examination of Tenant’s plans for non-Cosmetic Alterations. In addition, Tenant shall pay Landlord a fee for Landlord’s oversight and coordination of any non-Cosmetic Alterations equal to 10% of the cost of the Alterations. Upon completion, Tenant shall furnish “as-built” plans for non-Cosmetic Alterations, completion affidavits and full and final waivers of lien. Landlord’s approval of an Alteration shall not be deemed a representation by Landlord that the Alteration complies with Law.

10. Entry by Landlord.

Landlord may enter the Premises to inspect, show or clean the Premises or to perform or facilitate the performance of repairs, alterations or additions to the Premises or any portion of the Building. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior verbal notice of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises. If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. However, except in emergencies, Landlord will not close the Premises during Business Days if the work can reasonably be completed on weekends and after Building Service Hours. Entry by Landlord shall not constitute a constructive eviction or entitle Tenant to an abatement or reduction of Rent.

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11. Assignment and Subletting.

11.01 Except in connection with a Permitted Transfer (defined in Section 11.04), Tenant shall not assign, sublease, transfer or encumber any interest in this Lease or allow any third party to use any portion of the Premises (collectively or individually, a “Transfer”) without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned or delayed if Landlord does not exercise its recapture rights under Section 11.02. If the entity which controls the voting shares/rights of Tenant changes at any time, such change of ownership or control shall constitute a Transfer unless Tenant is an entity whose outstanding stock is listed on a recognized securities exchange or if at least 80% of its voting stock is owned by another entity, the voting stock of which is so listed. Any attempted Transfer in violation of this Section is voidable by Landlord. In no event shall any Transfer, including a Permitted Transfer, release or relieve Tenant from any obligation under this Lease.

11.02 Tenant shall provide Landlord with financial statements for the proposed transferee, a complete copy of the proposed assignment, sublease or other Transfer documentation and such other information as Landlord may reasonably request. Within 15 Business Days after receipt of the required information and documentation, Landlord shall either: (a) consent to the Transfer by execution of a consent agreement in a form reasonably designated by Landlord; (b) reasonably refuse to consent to the Transfer in writing; or (c) in the event of an assignment of this Lease or subletting of more than 20% of the Rentable Square Footage of the Premises for more than 50% of the remaining Term (excluding unexercised options), recapture the portion of the Premises that Tenant is proposing to Transfer. If Landlord exercises its right to refuse to consent to a particular Transfer, without limitation, refusal to consent to a Transfer to the following shall not be deemed to be unreasonable: (1) an existing tenant in the Building, (2) a government agency, or (3) a tenant with which Landlord is currently involved in lease negotiations. If Landlord exercises its right to recapture, this Lease shall automatically be amended (or terminated if the entire Premises is being assigned or sublet) to delete the applicable portion of the Premises effective on the proposed effective date of the Transfer, although Landlord may require Tenant to execute a reasonable amendment or other document reflecting such reduction or termination. Tenant shall pay Landlord a reasonable review fee of not less than $1,000.00 for Landlord’s review of any Permitted Transfer or requested Transfer.

11.03 Tenant shall pay Landlord 75% of all rent and other consideration which Tenant receives as a result of a Transfer that is in excess of the Rent payable to Landlord for the portion of the Premises and Term covered by the Transfer. Tenant shall pay Landlord for Landlord’s share of the excess within 30 days after Tenant’s receipt of the excess. Tenant may deduct from the excess, on a straight-line basis, all reasonable and customary expenses directly incurred by Tenant attributable to the Transfer. If Tenant is in Default, Landlord may require that all sublease payments be made directly to Landlord, in which case Tenant shall receive a credit against Rent in the amount of Tenant’s share of payments received by Landlord.

11.04 Tenant may assign this Lease to a successor to Tenant by purchase, merger, consolidation or reorganization (an “Ownership Change”) or assign this Lease or sublet all or a portion of the Premises to an Affiliate without the consent of Landlord, provided that all of the following conditions are satisfied (a “Permitted Transfer”): (a) Tenant is not in Default; (b) in the event of an Ownership Change, Tenant’s successor shall own substantially all of the assets

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of Tenant and have a net worth which is at least equal to Tenant’s net worth as of the day prior to the proposed Ownership Change (c) the Permitted Use does not allow the Premises to be used for retail purposes; and (d) Tenant shall give Landlord written notice at least 15 Business Days prior to the effective date of the Permitted Transfer. Tenant’s notice to Landlord shall include information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. If requested by Landlord, Tenant’s successor shall sign a commercially reasonable form of assumption agreement. “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant.

12. Liens.

Tenant shall not permit mechanics’ or other liens to be placed upon the Property, Premises or Tenant’s leasehold interest in connection with any work or service done or purportedly done by or for the benefit of Tenant or its transferees. Tenant shall give Landlord notice at least 15 days prior to the commencement of any work in the Premises to afford Landlord the opportunity, where applicable, to post and record notices of non-responsibility. Tenant, within 10 days of notice from Landlord, shall fully discharge any lien by settlement, by bonding or by insuring over the lien in the manner prescribed by the applicable lien Law. If Tenant fails to do so, Landlord may bond, insure over or otherwise discharge the lien. Tenant shall reimburse Landlord for any amount paid by Landlord, including, without limitation, reasonable attorneys’ fees.

13. Indemnity and Waiver of Claims.

Tenant hereby waives all claims against and releases Landlord and its trustees, members, principals, beneficiaries, partners, officers, directors, employees, Mortgagees (defined in Section 23) and agents (the “Landlord Related Parties”) from all claims for any injury to or death of persons, damage to property or business loss in any manner related to (a) Force Majeure, (b) acts of third parties, (c) the bursting or leaking of any tank, water closet, drain or other pipe, (d) the inadequacy or failure of any security services, personnel or equipment, or (e) any matter not within the reasonable control of Landlord. Notwithstanding the foregoing, except as provided in Section 15 to the contrary, Tenant shall not be required to waive any claims against Landlord (other than for loss or damage to Tenant’s business) where such loss or damage is due to the gross negligence or willful misconduct of Landlord or any Landlord Related Parties. Nothing herein shall be construed to diminish the repair and maintenance obligations of Landlord contained elsewhere in this Lease. Except to the extent caused by the negligence or willful misconduct of Landlord or any Landlord Related Parties, Tenant shall indemnify, defend and hold Landlord and Landlord Related Parties harmless against and from all liabilities, obligations, damages, penalties, claims, actions, costs, charges and expenses, including, without limitation, reasonable attorneys’ fees and other professional fees (if and to the extent permitted by Law) (collectively referred to as “Losses”), which may be imposed upon, incurred by or asserted against Landlord or any of the Landlord Related Parties by any third party and arising out of or in connection with any damage or injury occurring in the Premises or any acts or omissions (including violations of Law) of Tenant, the Tenant Related Parties or any of Tenant’s transferees, contractors or licensees. Except to the extent caused by the gross negligence or willful misconduct of Tenant or any Tenant Related Parties, Landlord shall indemnify, defend and hold Tenant, its trustees, members, principals, beneficiaries, partners, officers, directors, employees and agents (“Tenant Related Parties”) harmless against and from all Losses which may be imposed upon, incurred by or asserted against Tenant or any of the Tenant Related Parties by any third party and arising out of or in connection with the acts or omissions (including violations of Law) of Tenant or the Tenant Related Parties or any of Landlord’s contractors acting in such capacity.

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14. Insurance.

Tenant shall maintain the following insurance (“Tenant’s Insurance”): (a) Commercial General Liability Insurance applicable to the Premises and its appurtenances providing, on an occurrence basis, a minimum combined single limit of $2,000,000.00; (b) Property/Business Interruption Insurance written on an All Risk or Special Perils form, with coverage for broad form water damage, including sprinkler leakage, at replacement cost value and with a replacement cost endorsement covering all of Tenant’s business and trade fixtures, equipment, movable partitions, furniture, merchandise and other personal property within the Premises (“Tenant’s Property”) and any Leasehold Improvements performed by or for the benefit of Tenant; (c) Workers’ Compensation Insurance in amounts required by Law; and (d) Employers Liability Coverage of at least $1,000,000.00 per occurrence (provided that if this coverage is unavailable from the Worker’s Compensation carrier or applicable State Fund, a “Stop Gap Liability” endorsement to the Commercial General Liability Policy is acceptable). Any company writing Tenant’s Insurance shall have an A.M. Best rating of not less than A-VIII. All Commercial General Liability Insurance policies shall name as additional insureds Landlord (or its successors and assignees), the managing agent for the Building (or any successor), and any other designees of Landlord and its successors as the interest of such designees shall appear. In addition, Landlord shall be named as a loss payee with respect to Property Insurance on the Leasehold Improvements. All policies of Tenant’s Insurance shall contain endorsements that the insurer(s) shall give Landlord and its designees at least 30 days’ advance written notice of any cancellation, termination, material change or lapse of insurance. Tenant shall provide Landlord with a certificate of insurance evidencing Tenant’s Insurance prior to the earlier to occur of the Commencement Date or the date Tenant is provided with possession of the Premises, and thereafter as necessary to assure that Landlord always has current certificates evidencing Tenant’s Insurance. Subject to the reimbursement provisions of Exhibit B, Landlord shall maintain so called All Risk property insurance on the Building at replacement cost value as reasonably estimated by Landlord.

15. Subrogation.

Landlord and Tenant hereby waive and shall cause their respective insurance carriers to waive any and all rights of recovery, claims, actions or causes of action against the other for any loss or damage with respect to Tenant’s Property, Leasehold Improvements, the Building, the Premises, or any contents thereof, including rights, claims, actions and causes of action based on negligence, which loss or damage is (or would have been, had the insurance required by this Lease been carried) covered by insurance.

16. Casualty Damage.

16.01 If all or any portion of the Premises becomes untenantable by fire or other casualty to the Premises (collectively a “Casualty”), Landlord, with reasonable promptness, shall cause a general contractor selected by Landlord to provide Landlord and Tenant with a written estimate of the amount of time required using standard working methods to Substantially Complete the repair and restoration of the Premises and any Common Areas necessary to provide access to the Premises (“Completion Estimate”). If the Completion Estimate indicates that the Premises or any Common Areas necessary to provide access to the Premises cannot be made tenantable within 18 months from the date of the Casualty, then either party shall have the right

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to terminate this Lease upon written notice to the other within 10 days after receipt of the Completion Estimate. Tenant, however, shall not have the right to terminate this Lease if the Casualty was caused by the gross negligence or intentional misconduct of Tenant or any Tenant Related Parties. In addition, Landlord, by notice to Tenant within 90 days after the date of the Casualty, shall have the right to terminate this Lease if: (1) the Premises have been materially damaged and there is less than 2 years of the Term remaining on the date of the Casualty; (2) any Mortgagee requires that the insurance proceeds be applied to the payment of the mortgage debt; or (3) a material uninsured loss to the Building occurs.

16.02 If this Lease is not terminated, Landlord shall promptly and diligently, subject to reasonable delays for insurance adjustment or other matters beyond Landlord’s reasonable control, restore the Premises and Common Areas. Such restoration shall be to substantially the same condition that existed prior to the Casualty, except for modifications required by Law or any other modifications to the Common Areas deemed desirable by Landlord. Upon notice from Landlord, Tenant shall assign to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s Insurance with respect to any Leasehold Improvements performed by or for the benefit of Tenant; provided if the estimated cost to repair such Leasehold Improvements exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs. Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs. In no event shall Landlord be required to spend more for the restoration than the proceeds received by Landlord, whether insurance proceeds or proceeds from Tenant, plus the deductible (other than with respect to an earthquake damage claim) under Landlord’s insurance policy applicable to the claim in question, if any. Landlord shall not be liable for any inconvenience to Tenant, or injury to Tenant’s business resulting in any way from the Casualty or the repair thereof. Provided that Tenant is not in Default, during any period of time that all or a material portion of the Premises is rendered untenantable as a result of a Casualty, the Rent shall abate for the portion of the Premises that is untenantable and not used by Tenant.

17. Condemnation.

Either party may terminate this Lease if any material part of the Premises is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”). Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Property which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building. The terminating party shall provide written notice of termination to the other party within 45 days after it first receives notice of the Taking. The termination shall be effective on the date the physical taking occurs. If this Lease is not terminated, Base Rent and Tenant’s Pro Rata Share shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord. The right to receive compensation or proceeds is expressly waived by Tenant, however, Tenant may file a separate claim for Tenant’s Property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award. If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.

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18. Events of Default.

Each of the following occurrences shall be a “Default”: (a) Tenant’s failure to pay any portion of Rent when due, if the failure continues for 5 Business Days after written notice to Tenant (“Monetary Default”); (b) Tenant’s failure (other than a Monetary Default) to comply with any term, provision, condition or covenant of this Lease, if the failure is not cured within 15 days after written notice to Tenant provided, however, if Tenant’s failure to comply cannot reasonably be cured within 15 days, Tenant shall be allowed additional time (not to exceed 60 days) as is reasonably necessary to cure the failure so long as Tenant begins the cure within 15 days and diligently pursues the cure to completion; (c) Tenant or any Guarantor becomes insolvent, makes a transfer in fraud of creditors, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts when due or forfeits or loses its right to conduct business; (d) the leasehold estate is taken by process or operation of Law; (e) in the case of any ground floor or retail Tenant, Tenant does not take possession of or abandons or vacates all or any portion of the Premises; or (f) Tenant is in default beyond any notice and cure period under any other lease or agreement with Landlord at the Building or Property. If Landlord provides Tenant with notice of Tenant’s failure to comply with any specific provision of this Lease on 2 separate occasions during any 12-month period, Tenant’s subsequent violation of such provision shall, at Landlord’s option, be an incurable Default by Tenant. All notices sent under this Section shall be in satisfaction of, and not in addition to, notice required by Law.

19. Remedies.

19.01 Upon Default, Landlord shall have the right to pursue any one or more of the following remedies:

(a) Terminate Tenant’s right to possession of the Premises by any lawful means, with or without terminating this Lease. Any termination shall not affect Landlord’s right to damages as described herein or as allowed by law. Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall be entitled to recover from Tenant all damages incurred by Landlord by reason of Tenant’s default, including (i) the worth at the time of the award of the unpaid Rent and any other charges which Landlord had earned at the time of the termination; (ii) the worth at the time of the award of the amount by which the unpaid Rent and other charges which Landlord would have earned after termination until the time of the award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; (iii) the worth at the time of the award of the amount by the unpaid Rent and other charges which Tenant would have paid for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves Landlord could have reasonably avoided; and (iv) any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under the Lease or which in the ordinary course of things would be likely to result therefrom, including, but not limited to, any costs or expenses Landlord incurs in maintaining or preserving the Premises after such default, the cost of recovering possession of the Premises, and the Costs of Reletting (as defined below). As used in subparts (i) and (ii) above, the “worth at the time of the award” is computed by allowing interest on unpaid amounts at the rate of fifteen percent (15%) per annum, or such lesser amount as may then be the maximum lawful rate. As used in subpart (iii) above, the “worth at the time of the award” is computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of the award, plus one percent (1%). “Costs of Reletting” shall include all reasonable costs and expenses incurred by Landlord in reletting or attempting to relet the Premises, including, without limitation, legal fees, brokerage commissions, the cost of alterations and the value of other concessions or

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allowances granted to a new tenant. Landlord agrees to use reasonable efforts to mitigate damages, provided that those efforts shall not require Landlord to relet the Premises in preference to any other space in the Building or to relet the Premises to any party that Landlord could reasonably reject as a transferee pursuant to Section 11.

(b) Terminate Tenant’s right to possession of the Premises and, in compliance with Law, remove Tenant, Tenant’s Property and any parties occupying the Premises. Landlord may (but shall not be obligated to) relet all or any part of the Premises, without notice to Tenant, for such period of time and on such terms and conditions (which may include concessions, free rent and work allowances) as Landlord in its absolute discretion shall determine. Landlord may collect and receive all rents and other income from the reletting. Tenant shall pay Landlord on demand all past due Rent, all Costs of Reletting and any deficiency arising from the reletting or failure to relet the Premises. The re-entry or taking of possession of the Premises shall not be construed as an election by Landlord to terminate this Lease. Landlord agrees to use reasonable efforts to mitigate damages, provided that those efforts shall not require Landlord to relet the Premises in preference to any other space in the Building or to relet the Premises to any party that Landlord could reasonably reject as a transferee pursuant to Section 11. If the Premises or any part thereof is re-rented together with other space, only that rent attributable to the Premises or part so rented shall be applied toward Tenant’s Rent obligation under this Lease.

(c) Maintain Tenant’s right to possession, in which case this Lease shall continue in effect, and Landlord shall be entitled to enforce all of Landlord’ rights and remedies under this Lease, including the right to recover the Rent as it becomes due.

(d) Pursue any other remedy now or hereafter available to Landlord under the laws or judicial decisions of the state in which the Premises are located. The rights specifically described in this section shall not limit Landlord’s right to correct by injunctive relief or recover damages for any and all detriment proximately caused by Tenant’s default under this Lease or which would be likely to result from such default in the ordinary course.

19.02 In lieu of calculating damages under Section 19.01, Landlord may elect to receive as damages the sum of (a) all Rent accrued through the date of termination of this Lease or Tenant’s right to possession, and (b) an amount equal to the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at the discount rate of the Federal Reserve Bank of San Francisco at the time of such calculation, plus one percent (1%), minus the then present fair rental value of the Premises for the remainder of the Term, similarly discounted, after deducting all anticipated Costs of Reletting.

19.03 If Tenant is in Default of any of its non-monetary obligations under the Lease, Landlord shall have the right to perform such obligations. Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the cost of the work performed by Landlord. The repossession or re-entering of all or any part of the Premises shall not relieve Tenant of its liabilities and obligations under this Lease. No right or remedy of Landlord shall be exclusive of any other right or remedy. Each right and remedy shall be cumulative and in addition to any other right and remedy now or subsequently available to Landlord at Law or in equity.

20. Limitation of Liability.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS LEASE, THE LIABILITY OF LANDLORD (AND OF ANY SUCCESSOR LANDLORD) SHALL BE LIMITED TO THE LESSER OF (A) THE INTEREST OF LANDLORD IN THE PROPERTY, OR

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(B) THE EQUITY INTEREST LANDLORD WOULD HAVE IN THE PROPERTY IF THE PROPERTY WERE ENCUMBERED BY THIRD PARTY DEBT IN AN AMOUNT EQUAL TO 70% OF THE VALUE OF THE PROPERTY. TENANT SHALL LOOK SOLELY TO LANDLORD’S INTEREST IN THE PROPERTY FOR THE RECOVERY OF ANY JUDGMENT OR AWARD AGAINST LANDLORD OR ANY LANDLORD RELATED PARTY. NEITHER LANDLORD NOR ANY LANDLORD RELATED PARTY SHALL BE PERSONALLY LIABLE FOR ANY JUDGMENT OR DEFICIENCY, AND IN NO EVENT SHALL LANDLORD OR ANY LANDLORD RELATED PARTY BE LIABLE TO TENANT FOR ANY LOST PROFIT, DAMAGE TO OR LOSS OF BUSINESS OR ANY FORM OF SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGE. BEFORE FILING SUIT FOR AN ALLEGED DEFAULT BY LANDLORD, TENANT SHALL GIVE LANDLORD AND THE MORTGAGEE(S) WHOM TENANT HAS BEEN NOTIFIED HOLD MORTGAGES (DEFINED IN SECTION 23 BELOW), NOTICE AND REASONABLE TIME TO CURE THE ALLEGED DEFAULT.

21. Relocation.

Intentionally omitted.

22. Holding Over.

If Tenant fails to surrender all or any part of the Premises at the termination of this Lease, occupancy of the Premises after termination shall be that of a tenancy at sufferance. Tenant’s occupancy shall be subject to all the terms and provisions of this Lease, and Tenant shall pay an amount (on a per month basis without reduction for partial months during the holdover) equal to 150% of the sum of the Base Rent and Additional Rent due for the period immediately preceding the holdover. No holdover by Tenant or payment by Tenant after the termination of this Lease shall be construed to extend the Term or prevent Landlord from immediate recovery of possession of the Premises by summary proceedings or otherwise. If Landlord is unable to deliver possession of the Premises to a new tenant or to perform improvements for a new tenant as a result of Tenant’s holdover and Tenant fails to vacate the Premises within 15 days after notice from Landlord, Tenant shall be liable for all damages that Landlord suffers from the holdover.

23. Subordination to Mortgages; Estoppel Certificate.

Tenant accepts this Lease subject and subordinate to the priority of any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Property, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”). The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. Upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination agreement in favor of the Mortgagee. As an alternative, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease. Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease. Notwithstanding the foregoing, upon written request by Tenant, Landlord will use reasonable efforts to obtain a non-disturbance, subordination and attornment agreement from Landlord’s then current Mortgagee on such Mortgagee’s then current standard form of agreement. “Reasonable efforts” of Landlord shall not require Landlord to incur any cost, expense or liability to obtain such agreement, it being agreed that Tenant shall be responsible for any fee or review costs charged by the Mortgagee. Upon request of Landlord, Tenant will execute the Mortgagee’s form of non-disturbance, subordination and attornment agreement and return the same to Landlord for execution by the Mortgagee. Landlord’s failure

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to obtain a non-disturbance, subordination and attornment agreement for Tenant shall have no effect on the rights, obligations and liabilities of Landlord and Tenant or be considered to be a default by Landlord hereunder. Landlord and Tenant shall each, within 10 days after receipt of a written request from the other, execute and deliver a commercially reasonable estoppel certificate to those parties as are reasonably requested by the other (including a Mortgagee or prospective purchaser). Without limitation, such estoppel certificate may include a certification as to the status of this Lease, the existence of any defaults and the amount of Rent that is due and payable.

24. Notice.

All demands, approvals, consents or notices (collectively referred to as a “notice”) shall be in writing and delivered by hand or sent by registered or certified mail with return receipt requested or sent by overnight or same day courier service at the party’s respective Notice Address(es) set forth in Section 1. Each notice shall be deemed to have been received on the earlier to occur of actual delivery or the date on which delivery is refused, or, if Tenant has vacated the Premises or any other Notice Address of Tenant without providing a new Notice Address, 3 days after notice is deposited in the U.S. mail or with a courier service in the manner described above. Either party may, at any time, change its Notice Address (other than to a post office box address) by giving the other party written notice of the new address.

25. Surrender of Premises.

At the termination of this Lease or Tenant’s right of possession, Tenant shall remove Tenant’s Property from the Premises, and quit and surrender the Premises to Landlord, broom clean, and in good order, condition and repair, ordinary wear and tear and damage which Landlord is obligated to repair hereunder excepted. If Tenant fails to remove any of Tenant’s Property within 2 days after termination of this Lease or Tenant’s right to possession, Landlord, at Tenant’s sole cost and expense, shall be entitled (but not obligated) to remove and store Tenant’s Property. Landlord shall not be responsible for the value, preservation or safekeeping of Tenant’s Property. Tenant shall pay Landlord, upon demand, the expenses and storage charges incurred. If Tenant fails to remove Tenant’s Property from the Premises or storage, within 30 days after notice, Landlord may deem all or any part of Tenant’s Property to be abandoned and title to Tenant’s Property shall vest in Landlord.

26. Miscellaneous.

26.01 This Lease shall be interpreted and enforced in accordance with the Laws of the state or commonwealth in which the Building is located and Landlord and Tenant hereby irrevocably consent to the jurisdiction and proper venue of such state or commonwealth. If any term or provision of this Lease shall to any extent be void or unenforceable, the remainder of this Lease shall not be affected. If there is more than one Tenant or if Tenant is comprised of more than one party or entity, the obligations imposed upon Tenant shall be joint and several obligations of all the parties and entities, and requests or demands from any one person or entity comprising Tenant shall be deemed to have been made by all such persons or entities. Notices to any one person or entity shall be deemed to have been given to all persons and entities. Tenant represents and warrants to Landlord that each individual executing this Lease on behalf of Tenant is authorized to do so on behalf of Tenant and that Tenant is not, and the entities or individuals constituting Tenant or which may own or control Tenant or which may be owned or controlled by Tenant are not, (i) in violation of any laws relating to terrorism or money laundering, or (ii) among the individuals or entities identified on any list compiled pursuant to

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Executive Order 13224 for the purpose of identifying suspected terrorists or on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/ofac/tllsdn.pdf or any replacement website or other replacement official publication of such list.

26.02 If either party institutes a suit against the other for violation of or to enforce any covenant, term or condition of this Lease, the prevailing party shall be entitled to reimbursement of all of its costs and expenses, including, without limitation, reasonable attorneys’ fees. Landlord and Tenant hereby waive any right to trial by jury in any proceeding alleging a breach of this Lease. Either party’s failure to declare a default immediately upon its occurrence, or delay in taking action for a default, shall not constitute a waiver of the default, nor shall it constitute an estoppel.

26.03 Whenever a period of time is prescribed for the taking of an action by Landlord or Tenant (other than the payment of the Security Deposit or Rent), the period of time for the performance of such action shall be extended by the number of days that the performance is actually delayed due to strikes, acts of God, shortages of labor or materials, war, terrorist acts, civil disturbances and other causes beyond the reasonable control of the performing party (“Force Majeure”).

26.04 Landlord shall have the right to transfer and assign, in whole or in part, all of its rights and obligations under this Lease and in the Building and Property. Upon transfer Landlord shall be released from any further obligations hereunder and Tenant agrees to look solely to the successor in interest of Landlord for the performance of such obligations, provided that, any successor pursuant to a voluntary, third party transfer (but not as part of an involuntary transfer resulting from a foreclosure or deed in lieu thereof) shall have assumed Landlord’s obligations under this Lease, and further provided that Landlord and its successors, as the case may be, shall remain liable after their respective periods of ownership of the Building with respect to any sums due in connection with a breach or default by such party that arose during such party’s ownership of the Building unless a successor party shall have assumed such obligations.

26.05 Landlord has delivered a copy of this Lease to Tenant for Tenant’s review only and the delivery of it does not constitute an offer to Tenant or an option.

(a) Tenant represents that it has dealt directly with and only with Tenant’s Broker as a broker in connection with this Lease. Landlord shall pay Tenant’s Broker in accordance with a separate agreement between Tenant’s Broker and Landlord. Tenant shall indemnify and hold Landlord and the Landlord Related Parties harmless from all claims of any other brokers claiming to have represented Tenant in connection with this Lease. Landlord agrees to indemnify and hold Tenant and the Tenant Related Parties harmless from all claims of any brokers claiming to have represented Landlord in connection with this Lease.

(b) Agency Disclosure. At the signing of this Lease, Landlord’s Broker, Brandon Fugal of Coldwell Banker Commercial NRT, represented Landlord, and Tenant’s Broker, John S. Petersen of Coldwell Banker Commercial NRT, represented Tenant. Each party signing this document confirms that the prior oral and/or written disclosure of agency was provided to such party in this transaction.

26.06 Time is of the essence with respect to Tenant’s performance of all covenants and conditions under this Lease and Tenant’s exercise of any expansion, renewal or extension rights granted herein. The expiration of the Term, whether by lapse of time, termination or otherwise, shall not relieve either party of any obligations which accrued prior to or which may continue to accrue after the expiration or termination of this Lease.

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26.07 Tenant may peacefully have, hold and enjoy the Premises, subject to the terms of this Lease, provided Tenant pays the Rent and fully performs all of its covenants and agreements. This covenant shall be binding upon Landlord and its successors only during its or their respective periods of ownership of the Building.

26.08 This Lease does not grant any rights to light or air over or about the Building. Landlord excepts and reserves exclusively to itself any and all rights not specifically granted to Tenant under this Lease. This Lease constitutes the entire agreement between the parties and supersedes all prior agreements and understandings related to the Premises, including all lease proposals, letters of intent and other documents. Neither party is relying upon any warranty, statement or representation not contained in this Lease. This Lease may be modified only by a written agreement signed by an authorized representative of Landlord and Tenant.

Landlord and Tenant have executed this Lease as of the day and year first above written.

LANDLORD: TP BUILDING I, LLC, a Utah limited liability company

By:

Name:

Title:

TENANT: HEALTHEQUITY, Inc., a Delaware corporation

By	/s/ NUNO BATTAGLIA
Name:	NUNO BATTAGLIA
Title:	CFO

Tenant’s Tax ID Number (SSN or FEIN):

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EXHIBIT A-1

DEPICTION OF PREMISES

This Exhibit is attached to and made a part of the Lease by and between TP Building I, LLC, a Utah limited liability company (“Landlord”) and HEALTHEQUITY, INC., a Delaware corporation (“Tenant”) for space in the Building located at 65 East Highland Drive, Draper, Utah.

Exhibit A-1 - Page 1

Exhibit A-1 - Page 2

EXHIBIT A-2

LEGAL DESCRIPTION OF PROPERTY

This Exhibit is attached to and made a part of the Lease by and between TP Building I, LLC, a Utah limited liability company (“Landlord”) and HEALTHEQUITY, INC., a Delaware corporation (“Tenant”) for space in the Building located at 65 East Highland Drive, Draper, Utah.

THE LAND REFERRED TO HEREIN IS SITUATED IN THE STATE OF UTAH, COUNTY OF SALT LAKE, AND IS DESCRIBED AS FOLLOWS:

A parcel of land located in the Southwest Quarter of Section 7, Township 4 South, Range 1 East and the Southeast Quarter of Section 12, Township 4 South, Range 1 West, Salt Lake Base and Meridian, Salt Lake County, Utah, described as follows:

BEGINNING at a point on the east line of Section 12, Township 4 South, Range 1 West, Salt Lake Base and Meridian, said point being North 00°27’52” East 571.11 feet along said east line from the Southeast Corner of said Section 12, and thence South 60°07’05” West 171.45 feet; thence South 29°41’02” East 9.56 feet; thence South 60°18’58” West 28.75 feet; thence North 29°41’02” West 8.95 feet; thence South 70°18’40” West 288.25 feet; thence North 31°38’04” West 48.55 feet; thence North 19°51’47” West 168.41 feet to a point on the arc of a 14.50 foot radius non-tangent curve to the left, the center of which bears South 72°37’55” West; thence Northwesterly 21.21 feet along said curve through a central angle of 83°49’44” and a long chord of North 59°16’57” West 19.37 feet; thence North 02°10’19” West 28.48 feet to a point on the arc of a 2.50 foot radius non-tangent curve to the left, the center of which bears North 21°13’56” West; thence Northerly 4.28 feet along said curve through a central angle of 98°12’06” and a long chord of North 19°40’01” East 3.78 feet; thence North 29°26’03” West 13.26 feet; thence North 61°54’32” East 372.47 feet to a point on the arc of a 87.00 foot radius non-tangent curve to the left, the center of which bears North 30°20’32” East; thence Northeasterly 169.79 feet along said curve through a central angle of 111°49’19” and a long chord of North 64°25’53” East 144.10 feet; thence North 64°38’21” East 138.84 feet to a point of tangency of a 187.50 foot radius curve to the left; thence Northeasterly 160.14 feet along said curve through a central angle of 48°56’11” and a long chord of North 40°10’16” East 155.32 feet to a point of reverse curvature of a 63.16 foot radius curve to the right; thence Northeasterly 58.89 feet along said curve through a central angle of 53°25’07” and a long chord of North 42°24’44” East 56.78 feet; thence South 14°28’28” East 372.92 feet; thence South 60°07’05” West 306.03 feet to the POINT OF BEGINNING. Said parcel contains 245,132 square feet or 5.63 acres, more or less.

Exhibit A-2 - Page 1

EXHIBIT B

EXPENSES AND TAXES

This Exhibit is attached to and made a part of the Lease by and between TP Building I, LLC, a Utah limited liability company (“Landlord”) and HEALTHEQUITY, INC., a Delaware corporation (“Tenant”) for space in the Building located at 65 East Highland Drive, Draper, Utah.

1. Definitions.

1.01 As used in this Exhibit, “Expenses” means all costs and expenses incurred in each calendar year in connection with operating, maintaining, repairing, insuring, and managing of the Premises, the Building and the Property; provided, however that any Expenses attributable to the Premises shall be separately metered or otherwise tracked. Expenses include, without limitation, the cost of: general maintenance and repairs; costs of supplies and rental and purchase of parts, tools, and equipment for repairs and maintenance; maintaining, repairing, and painting interior walls; maintaining, drainage facilities; maintaining lighting; the costs for periodic maintenance of the heating, air conditioning and ventilating systems; snow and rubbish removal; cleaning and janitorial expenses; costs and expenses of replanting and replacing flowers and all landscaping expenses; electricity, gas and other utility charges; insurance premiums; fees for required licenses and permits; supplies; maintenance of all signs, equipment, and operating machinery; reasonable management fees and expenses; accounting costs; all labor and labor related costs incurred to provide the foregoing, including wages, salaries, bonuses, taxes, insurance, uniforms, training, retirement plans, pension plans and other employee benefits; the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building, provided if the management office services one or more other buildings or properties, the shared costs and expenses of equipping, staffing and operating such management office(s) shall be equitably prorated and apportioned between the Building and the other buildings or properties; and the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) which are: (1) performed primarily to reduce current or future operating expense costs, upgrade Building security or otherwise improve the operating efficiency of the Property; or (2) required to comply with any laws that are enacted, or first interpreted to apply to the Property, after the date of this Lease. The cost of capital improvements shall be amortized by Landlord over the lesser of the Payback Period (defined below) or the useful life of the capital improvement as reasonably determined by Landlord. The amortized cost of capital improvements may, at Landlord’s option, include actual or imputed interest at the rate that Landlord would reasonably be required to pay to finance the cost of the capital improvement. “Payback Period” means the reasonably estimated period of time that it takes for the cost savings resulting from a capital improvement to equal the total cost of the capital improvement. Landlord, by itself or through an affiliate, shall have the right to directly perform, provide and be compensated for any services under this Lease. If Landlord incurs Expenses for the Building or Property together with one or more other buildings or properties, whether pursuant to a reciprocal easement agreement, common area agreement or otherwise, the shared costs and expenses shall be equitably prorated and apportioned between the Building and Property and the other buildings or properties.

Exhibit B - Page 1

1.02 “Expenses” shall not include: the cost of capital improvements (except as set forth above); depreciation; principal payments of mortgage and other non-operating debts of Landlord; the cost of repairs or other work to the extent Landlord is reimbursed by insurance or condemnation proceeds; costs in connection with leasing space in the Building, including brokerage commissions; lease concessions, rental abatements and construction allowances granted to specific tenants; costs incurred in connection with the sale, financing or refinancing of the Building; fines, interest and penalties incurred due to the late payment of Taxes or Expenses; organizational expenses associated with the creation and operation of the entity which constitutes Landlord; or any penalties or damages that Landlord pays to Tenant under this Lease or to other tenants in the Building under their respective leases.

1.03 As used in this Exhibit, “Taxes” means: (a) all real property taxes and other assessments on the Building and/or Property, including, but not limited to, gross receipts taxes, assessments for special improvement districts and building improvement districts, governmental charges, fees and assessments for police, fire, traffic mitigation or other governmental service of purported benefit to the Property, taxes and assessments levied in substitution or supplementation in whole or in part of any such taxes and assessments and the Property’s share of any real estate taxes and assessments under any reciprocal easement agreement, common area agreement or similar agreement as to the Property; (b) all personal property taxes for property that is owned by Landlord and used in connection with the operation, maintenance and repair of the Property; and (c) all costs and fees incurred in connection with seeking reductions in any tax liabilities described in (a) and (b), including, without limitation, any costs incurred by Landlord for compliance, review and appeal of tax liabilities. Without limitation, Taxes shall not include any income, capital levy, transfer, capital stock, gift, estate or inheritance tax. If a change in Taxes is obtained for any year of the Term during which Tenant paid Tenant’s Pro Rata Share of any Tax Excess, then Taxes for that year will be retroactively adjusted and Landlord shall provide Tenant with a credit, if any, based on the adjustment. Tenant shall pay Landlord the amount of Tenant’s Pro Rata Share of any such increase in the Tax Excess within 30 days after Tenant’s receipt of a statement from Landlord.

2. Audit Rights. Tenant, within 365 days after receiving Landlord’s statement of Expenses, may give Landlord written notice (“Review Notice”) that Tenant intends to review Landlord’s records of the Expenses for the calendar year to which the statement applies. Within a reasonable time after receipt of the Review Notice, Landlord shall make all pertinent records available for inspection that are reasonably necessary for Tenant to conduct its review. If any records are maintained at a location other than the management office for the Building, Tenant may either inspect the records at such other location or pay for the reasonable cost of copying and shipping the records. If Tenant retains an agent to review Landlord’s records, the agent must be with a CPA firm licensed to do business in the state or commonwealth where the Property is located. Tenant shall be solely responsible for all costs, expenses and fees incurred for the audit. Within 90 days after the records are made available to Tenant, Tenant shall have the right to give Landlord written notice (an “Objection Notice”) stating in reasonable detail any objection to Landlord’s statement of Expenses for that year. If Tenant fails to give Landlord an Objection Notice within the 90 day period or fails to provide Landlord with a Review Notice within the 365 day period described above, Tenant shall be deemed to have approved Landlord’s statement of Expenses and shall be barred from raising any claims regarding the Expenses for that year. If Tenant provides Landlord with a timely Objection Notice, Landlord and Tenant shall work together in good faith to resolve any issues raised in Tenant’s Objection Notice. If Landlord and Tenant determine that Expenses for the calendar year are less than

Exhibit B - Page 2

reported, Landlord shall provide Tenant with a credit against the next installment of Rent in the amount of the overpayment by Tenant. Likewise, if Landlord and Tenant determine that Expenses for the calendar year are greater than reported, Tenant shall pay Landlord the amount of any underpayment within 30 days. The records obtained by Tenant shall be treated as confidential. In no event shall Tenant be permitted to examine Landlord’s records or to dispute any statement of Expenses unless Tenant has paid and continues to pay all Rent when due.

3. Payments.

3.01 Tenant shall pay, as Additional Rent, 100% of all Expenses and Taxes incurred in connection with operating, maintaining, repairing, insuring, and managing of the Premises; provided that such expenses shall be separately metered or otherwise tracked.

3.02 Tenant shall pay, as Additional Rent, Tenant’s Pro Rata Share of all Expenses and Taxes incurred in connection with operating, maintaining, repairing, insuring, and managing of the Common Areas (including, without limitation, the Parking Facility) subject to the limitations set forth in the Lease.

3.03 Once each year, Landlord shall provide Tenant with an estimate of the amount of all Additional Rent, including without limitation, Expenses and Taxes, which shall be payable by Tenant during the year. One-twelfth of the total estimated Additional Rent shall be due on the first day of each calendar month with the Base Rent. If the Commencement Date shall be a date other than the first day of a calendar month, a proportionate amount of Additional Rent shall be paid on the Commencement Date calculated in the same manner as stated hereinabove for the Base Rent. Within sixty days of the end of each calendar year Landlord shall determine whether the actual Additional Rent was higher or lower than the Landlord’s estimate for the prior year, and Landlord shall provide a copy of Landlord’s recalculation thereof to Tenant together with a computation of estimated monthly installment amount which Tenant shall pay during that year as Additional Rent. In the event that the actual Additional Rent shall be higher or lower than Landlord’s estimate for the prior year, Landlord shall credit the sum of all installments in excess of the revised amount for monthly installments or, alternatively, Tenant shall make up and pay to Landlord the sum of the shortage of all monthly installments of Additional Rent. Such a refund from Landlord or a make-up payment from Tenant shall be due on the first day of the next calendar month following the date Landlord shall provide a revised schedule of monthly installments. Within ninety (90) days after the end of each of Landlord’s accounting years, Landlord shall make available for Tenant’s inspection Landlord’s records relating to the items included in the Additional Rent for such preceding period.

Exhibit B - Page 3

EXHIBIT C

WORK LETTER

This Exhibit is attached to and made a part of the Lease by and between TP Building I, LLC, a Utah limited liability company (“Landlord”) and HEALTHEQUITY, INC., a Delaware corporation (“Tenant”) for space in the Building located at 65 East Highland Drive, Draper, Utah.

As used in this Work Letter, the “Premises” shall be deemed to mean the Premises, as initially defined in the Lease to which this Exhibit is attached.

1.	This Work Letter shall set forth the obligations of Landlord and Tenant with respect to the improvements to be performed in the Premises for Tenant’s use. All improvements described in this Work Letter to be constructed in and upon the Premises by Landlord are hereinafter referred to as the “Landlord Work.” It is agreed that construction of the Landlord Work will be completed at Tenant’s sole cost and expense, subject to the Allowance (as defined below). Landlord shall enter into a direct contract for the Landlord Work with a general contractor selected by Tenant, subject to Landlord’s approval, which shall not be unreasonably withheld. In addition, Tenant shall have the right to select and/or approve of any subcontractors used in connection with the Landlord Work, subject to Landlord’s approval, which shall not be unreasonably withheld.

2.

Tenant shall be solely responsible for the timely preparation and submission to Landlord of the final architectural, electrical and mechanical construction drawings, plans and specifications (called “Plans”) necessary to construct the Landlord Work, which plans shall be subject to approval by Landlord and Landlord’s architect and engineers and shall comply with their requirements to avoid aesthetic or other conflicts with the design and function of the balance of the Building. Tenant shall be responsible for all elements of the design of Tenant’s plans (including, without limitation, compliance with law, functionality of design, the structural integrity of the design, the configuration of the Premises and the placement of Tenant’s furniture, appliances and equipment), and Landlord’s approval of Tenant’s plans shall in no event relieve Tenant of the responsibility for such design. If requested by Tenant, Landlord’s architect will prepare the Plans necessary for such construction at Tenant’s cost, which cost shall be paid out of the Allowance. Notwithstanding the foregoing, Landlord will provide free space planning services for the Premises through Beecher Walker Architects (the cost of which free space planning services will not count against the Allowance). Whether or not the layout and Plans are prepared with the help (in whole or in part) of Landlord’s architect, Tenant agrees to remain solely responsible for the timely preparation and submission of the Plans and for all elements of the design of such Plans and for all costs related thereto, which costs shall be paid out of the Allowance. Tenant has assured itself by direct communication with the architect and engineers (Landlord’s or its own, as the case may be) that the final approved Plans can be delivered to Landlord no later than six months prior to the Commencement Date (the “Plans Due Date”), provided that Tenant promptly furnishes complete information concerning its requirements to said architect and engineers as and when requested by them. Tenant

Exhibit C - Page 1

covenants and agrees to cause said final, approved Plans to be delivered to Landlord on or before said Plans Due Date and to devote such time as may be necessary in consultation with said architect and engineers to enable them to complete and submit the Plans within the required time limit. Time is of the essence in respect of preparation and submission of Plans by Tenant. If the Plans are not fully completed and approved by the Plans Due Date, Tenant shall be responsible for one day of Tenant Delay (as defined in the Lease to which this Exhibit is attached) for each day during the period beginning on the day following the Plans Due Date and ending on the date completed Plans are approved. (The word “architect” as used in this Exhibit shall include an interior designer or space planner.)

3.	If Landlord’s estimate and/or the actual cost of construction shall exceed the Allowance, Landlord, prior to commencing any construction of Landlord Work, shall submit to Tenant a written estimate setting forth the anticipated cost of the Landlord Work, including but not limited to labor and materials, contractor’s fees and permit fees. Within 3 Business Days thereafter, Tenant shall either notify Landlord in writing of its approval of the cost estimate, or specify its objections thereto and any desired changes to the proposed Landlord Work. If Tenant notifies Landlord of such objections and desired changes, Tenant shall work with Landlord to reach a mutually acceptable alternative cost estimate.

4.	If Landlord’s estimate and/or the actual cost of construction shall exceed the Allowance, if any (such amounts exceeding the Allowance being herein referred to as the “Excess Costs”), Tenant shall pay to Landlord such Excess Costs, plus any applicable state sales or use tax thereon, upon demand. The statements of costs submitted to Landlord by Landlord’s contractors shall be conclusive for purposes of determining the actual cost of the items described therein. The amounts payable by Tenant hereunder constitute Rent payable pursuant to the Lease, and the failure to timely pay same constitutes an event of default under the Lease.

5.	If Tenant shall request any change, addition or alteration in any of the Plans after approval by Landlord, Landlord shall have such revisions to the drawings prepared, and Tenant shall reimburse Landlord for the cost thereof, plus any applicable state sales or use tax thereon, upon demand. Promptly upon completion of the revisions, Landlord shall notify Tenant in writing of the increased cost which will be chargeable to Tenant by reason of such change, addition or deletion. Tenant, within one Business Day, shall notify Landlord in writing whether it desires to proceed with such change, addition or deletion. In the absence of such written authorization, Landlord shall have the option to continue work on the Premises disregarding the requested change, addition or alteration, or Landlord may elect to discontinue work on the Premises until it receives notice of Tenant’s decision, in which event Tenant shall be responsible for any Tenant Delay in completion of the Premises resulting therefrom. If such revisions result in a higher estimate of the cost of construction and/or higher actual construction costs which exceed the Allowance, such increased estimate or costs shall be deemed Excess Costs pursuant to Paragraph 4 hereof and Tenant shall pay such Excess Costs, plus any applicable state sales or use tax thereon, upon demand.

6.	Following approval of the Plans and the payment by Tenant of the required portion of the Excess Costs, if any, Landlord shall cause the Landlord Work to be constructed substantially in accordance with the approved Plans. Landlord shall notify Tenant of substantial completion of the Landlord Work.

Exhibit C - Page 2

7.	Landlord, provided Tenant is not in default, agrees to provide Tenant with an allowance (the “Allowance”) in an amount equivalent to $32.00 per usable (not rentable) square foot in the Premises to be applied toward the cost of the space planning and architectural fees and the Landlord Work in the Premises. If the Allowance shall not be sufficient to complete the Landlord Work, Tenant shall pay the Excess Costs, plus any applicable state sales or use tax thereon, as prescribed in Paragraph 4 above. Any portion of the Allowance which exceeds the cost of the Landlord Work or is otherwise remaining after January 31, 2008, shall be available to Tenant to be used toward the cost of network cabling and/or building signage. Any portion of the Allowance remaining after use for network cabling and/or building signage shall accrue to the sole benefit of Landlord, it being agreed that Tenant shall not be entitled to any credit, offset, abatement or payment with respect thereto. Landlord shall be entitled to deduct from the Allowance a construction management fee for Landlord’s oversight of the Landlord Work in an amount equal to 5% of the total cost of the Landlord Work.

8.	This Exhibit shall not be deemed applicable to any additional space added to the Premises at any time or from time to time, whether by any options under the Lease or otherwise, or to any portion of the original Premises or any additions to the Premises in the event of a renewal or extension of the original Term of the Lease, whether by any options under the Lease or otherwise, unless expressly so provided in the Lease or any amendment or supplement to the Lease.

Exhibit C - Page 3

EXHIBIT D

COMMENCEMENT LETTER

This Exhibit is attached to and made a part of the Lease by and between TP Building I, LLC, a Utah limited liability company (“Landlord”) and HEALTHEQUITY, INC., a Delaware corporation (“Tenant”) for space in the Building located at 65 East Highland Drive, Draper, Utah.

(EXAMPLE)

Date

Tenant
Address

Re:	Commencement Letter with respect to that certain Lease dated as of the day of , 20 , by and between TP Building I, LLC, a Utah limited liability company, as Landlord, and HealthEquity, Inc., a Delaware corporation, as Tenant, for 30,000 rentable square feet on the floor of the Building located at 65 East Highland Drive, Draper, Utah.

Lease ID:

Business Unit Number:

Dear :                                    :

In accordance with the terms and conditions of the above referenced Lease, Tenant accepts possession of the Premises and agrees:

1.	The Commencement Date of the Lease is October 1, 2007;

2.	The Termination Date of the Lease is September 30, 2013.

Please acknowledge your acceptance of possession and agreement to the terms set forth above by signing all 3 counterparts of this Commencement Letter in the space provided and returning 2 fully executed counterparts to my attention. This Commencement Letter shall be deemed accepted by Tenant if not executed and returned to Landlord by Tenant within 30 days after the date that Landlord delivers this Commencement Letter to Tenant for execution.

Sincerely,

Authorized Signatory Agreed and Accepted:

Tenant:

By:	EXHIBIT – DO NOT SIGN
Name:
Title:
Date:

Exhibit D - Page 1

EXHIBIT E

BUILDING RULES AND REGULATIONS

This Exhibit is attached to and made a part of the Lease by and between TP Building I, LLC, a Utah limited liability company (“Landlord”) and HEALTHEQUITY, INC., a Delaware corporation (“Tenant”) for space in the Building located at 65 East Highland Drive, Draper, Utah.

The following rules and regulations shall apply, where applicable, to the Premises, the Building, the parking facilities (if any), the Property and the appurtenances. In the event of a conflict between the following rules and regulations and the remainder of the terms of the Lease, the remainder of the terms of the Lease shall control. Capitalized terms have the same meaning as defined in the Lease.

1.	Sidewalks, doorways, vestibules, halls, stairways and other similar areas shall not be obstructed by Tenant or used by Tenant for any purpose other than ingress and egress to and from the Premises. No rubbish, litter, trash, or material shall be placed, emptied, or thrown in those areas. At no time shall Tenant permit Tenant’s employees to loiter in Common Areas or elsewhere about the Building or Property.

2.	Plumbing fixtures and appliances shall be used only for the purposes for which designed and no sweepings, rubbish, rags or other unsuitable material shall be thrown or placed in the fixtures or appliances.

3.	No signs, advertisements or notices shall be painted or affixed to windows, doors or other parts of the Building, except those of such color, size, style and in such places as are first approved in writing by Landlord. All tenant identification and suite numbers at the entrance to the Premises and exterior of the Building shall be installed by Landlord, at Tenant’s cost and expense, using the standard graphics for the Building. Except in connection with the hanging of lightweight pictures and wall decorations, no nails, hooks or screws shall be inserted into any part of the Premises or Building except by the Building maintenance personnel without Landlord’s prior approval, which approval shall not be unreasonably withheld.

4.	Landlord may provide and maintain in the first floor (main lobby) of the Building an alphabetical directory board or other directory device listing tenants and no other directory shall be permitted unless previously consented to by Landlord in writing.

5.	Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld, and Landlord shall have the right at all times to retain and use keys or other access codes or devices to all locks within and into the Premises. A reasonable number of keys to the locks on the entry doors in the Premises shall be furnished by Landlord to Tenant at Tenant’s cost and Tenant shall not make any duplicate keys. All keys shall be returned to Landlord at the expiration or early termination of the Lease.

Exhibit E - Page 1

6.	All contractors, contractor’s representatives and installation technicians performing work in the Building shall be subject to Landlord’s prior approval, which approval shall not be unreasonably withheld, and shall be required to comply with Landlord’s standard rules, regulations, policies and procedures, which may be revised from time to time.

7.	Movement in or out of the Building of furniture or office equipment, or dispatch or receipt by Tenant of merchandise or materials requiring the use of elevators, stairways, lobby areas or loading dock areas, shall be restricted to hours reasonably designated by Landlord. Tenant shall obtain Landlord’s prior approval by providing a detailed listing of the activity, which approval shall not be unreasonably withheld. If approved by Landlord, the activity shall be under the supervision of Landlord and performed in the manner required by Landlord. Tenant shall assume all risk for damage to articles moved and injury to any persons resulting from the activity. If equipment, property, or personnel of Landlord or of any other party is damaged or injured as a result of or in connection with the activity, Tenant shall be solely liable for any resulting damage, loss or injury.

8.	Landlord shall have the right to approve the weight, size, or location of heavy equipment or articles in and about the Premises, which approval shall not be unreasonably withheld. Damage to the Building by the installation, maintenance, operation, existence or removal of Tenant’s Property shall be repaired at Tenant’s sole expense.

9.	Corridor doors, when not in use, shall be kept closed.

10.	Tenant shall not: (1) make or permit any improper, objectionable or unpleasant noises or odors in the Building, or otherwise interfere in any way with other tenants or persons having business with them; (2) solicit business or distribute or cause to be distributed, in any portion of the Building, handbills, promotional materials or other advertising; or (3) conduct or permit other activities in the Building that might, in Landlord’s reasonable opinion, constitute a nuisance.

11.	No animals, except those assisting handicapped persons, shall be brought into the Building or kept in or about the Premises.

12.	No flammable, explosive or dangerous fluids or substances shall be used or kept by Tenant in the Premises, Building or about the Property, except for those substances as are typically found in similar premises used for general office purposes and are being used by Tenant in a safe manner and in accordance with all applicable Laws. Tenant shall not, without Landlord’s prior written consent, use, store, install, spill, remove, release or dispose of, within or about the Premises or any other portion of the Property, any asbestos-containing materials or any solid, liquid or gaseous material now or subsequently considered toxic or hazardous under the provisions of 42 U.S.C. Section 9601 et seq. or any other applicable environmental Law which may now or later be in effect. Tenant shall comply with all Laws pertaining to and governing the use of these materials by Tenant and shall remain solely liable for the costs of abatement and removal.

13.	Tenant shall not use or occupy the Premises in any manner or for any purpose which might injure the reputation or impair the present or future value of the Premises or the Building. Tenant shall not use, or permit any part of the Premises to be used for lodging, sleeping or for any illegal purpose.

Exhibit E - Page 2

14.	Tenant shall not take any action which would violate Landlord’s labor contracts or which would cause a work stoppage, picketing, labor disruption or dispute or interfere with Landlord’s or any other tenant’s or occupant’s business or with the rights and privileges of any person lawfully in the Building (“Labor Disruption”). Tenant shall take the actions necessary to resolve the Labor Disruption, and shall have pickets removed and, at the request of Landlord, immediately terminate any work in the Premises that gave rise to the Labor Disruption, until Landlord gives its written consent for the work to resume. Except as otherwise provided for in the Lease, Tenant shall have no claim for damages against Landlord or any of the Landlord Related Parties nor shall the Commencement Date of the Term be extended as a result of the above actions.

15.	Tenant shall not install, operate or maintain in the Premises or in any other area of the Building, electrical equipment that would overload the electrical system beyond its capacity for proper, efficient and safe operation as determined solely by Landlord. Tenant shall not furnish cooling or heating to the Premises, including, without limitation, the use of electric or gas heating devices, without Landlord’s prior written consent. Tenant shall not use more than its proportionate share of telephone lines and other telecommunication facilities available to service the Building.

16.	Tenant shall not operate or permit to be operated a coin or token operated vending machine or similar device (including, without limitation, telephones, lockers, toilets, scales, amusement devices and machines for sale of beverages, foods, candy, cigarettes and other goods), except for machines for the exclusive use of Tenant’s employees and invitees.

17.	Bicycles and other vehicles are not permitted inside the Building or on the walkways outside the Building, except in areas designated by Landlord.

18.	Landlord may from time to time adopt systems and procedures for the security and safety of the Building and Property, its occupants, entry, use and contents. Tenant, its agents, employees, contractors, guests and invitees shall comply with Landlord’s systems and procedures.

19.	Landlord shall have the right to prohibit the use of the name of the Building or any other publicity by Tenant that in Landlord’s sole opinion may impair the reputation of the Building or its desirability. Upon written notice from Landlord, Tenant shall refrain from and discontinue such publicity immediately.

20.	The Building (including the Premises) is a non-smoking building. Neither Tenant nor its agents, employees, contractors, guests or invitees shall smoke or permit smoking within 40 feet of the Building.

21.	Landlord shall have the right to designate and approve standard window coverings for the Premises and to establish rules to assure that the Building presents a uniform exterior appearance. Tenant shall ensure, to the extent reasonably practicable, that window coverings are closed on windows in the Premises while they are exposed to the direct rays of the sun.

Exhibit E - Page 3

22.	Deliveries to and from the Premises shall be made only at the times in the areas and through the entrances and exits reasonably designated by Landlord. Tenant shall not make deliveries to or from the Premises in a manner that might interfere with the use by any other tenant of its premises or of the Common Areas, any pedestrian use, or any use which is inconsistent with good business practice.

23.	The work of cleaning personnel shall not be hindered by Tenant after 5:30 P.M., and cleaning work may be done at any time when the offices are vacant. Windows, doors and fixtures may be cleaned at any time. Tenant shall provide adequate waste and rubbish receptacles to prevent unreasonable hardship to the cleaning service.

Exhibit E - Page 4

EXHIBIT F

ADDITIONAL PROVISIONS

This Exhibit is attached to and made a part of the Lease by and between TP Building I, LLC, a Utah limited liability company (“Landlord”) and HEALTHEQUITY, INC., a Delaware corporation (“Tenant”) for space in the Building located at 65 East Highland Drive, Draper, Utah.

1.	PARKING.

1.01.	During the Term, Tenant shall have the right to use up to a maximum of 150 unreserved parking spaces (the “Spaces”) in the surface parking lot serving the Building (the “Parking Facility”) for the use of Tenant and its employees. No deductions or allowances shall be made for days when Tenant or any of its employees does not utilize the Parking Facility or for Tenant utilizing less than all of the Spaces. Tenant shall not have the right to lease or otherwise use more than the number of reserved and unreserved Spaces set forth above.

1.02.	During the Term, Tenant shall pay to Landlord, as Additional Rent in accordance with Section 4 of the Lease, the sum of $N/A per month for each Space used by Tenant hereunder.

1.03.	Except for particular spaces and areas designated by Landlord for reserved parking, all parking in the Parking Facility shall be on an unreserved, first-come, first-served basis.

1.04.	Landlord shall not be responsible for money, jewelry, automobiles or other personal property lost in or stolen from the Parking Facility regardless of whether such loss or theft occurs when the Parking Facility or any areas therein are locked or otherwise secured. Except as caused by the gross negligence or willful misconduct of Landlord and without limiting the terms of the preceding sentence, Landlord shall not be liable for any loss, injury or damage to persons using the Parking Facility or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of the Spaces shall be at the sole risk of Tenant and its employees.

1.05.	Landlord shall have the right from time to time to designate the location of the Spaces and to promulgate reasonable rules and regulations regarding the Parking Facility, if any, the Spaces and the use thereof, including, but not limited to, rules and regulations controlling the flow of traffic to and from various parking areas, the angle and direction of parking and the like. Tenant shall comply with and cause its employees to comply with all such rules and regulations as well as all reasonable additions and amendments thereto.

1.06.	Tenant shall not store or permit its employees to store any automobiles in the Parking Facility without the prior written consent of Landlord. Except for emergency repairs, Tenant and its employees shall not perform any work on any automobiles while located in the Parking Facility or on the Property. If it is necessary for Tenant or its employees to leave an automobile in the Parking Facility overnight, Tenant shall provide Landlord with prior notice thereof designating the license plate number and model of such automobile.

Exhibit F - Page 1

1.07.	Landlord shall have the right to temporarily close the Parking Facility or certain areas therein in order to perform necessary repairs, maintenance and improvements to the Parking Facility or any portion thereof.

1.08.	Landlord may elect to provide parking cards or keys to control access to the Parking Facility. In such event, Tenant shall be provided with one card or key for each Space that Tenant is leasing hereunder, provided that Landlord shall have the right to require Tenant or its employees to place a deposit on such access cards or keys and to pay a fee for any lost or damaged cards or keys.

1.09.	Landlord hereby reserves the right to enter into a management agreement or lease with an entity for all or any portion of the Parking Facility (a “Parking Facility Operator”). In such event, Tenant, upon request of Landlord, shall enter into a parking agreement with such Parking Facility Operator and, notwithstanding anything else herein to the contrary, Tenant shall pay such Parking Facility Operator, rather than Landlord, the monthly charge established hereunder for the Spaces located in the portion of the Parking Facility covered by such parking agreement, and Landlord shall have no liability for claims arising through acts or omissions of any Parking Facility Operator unless caused by Landlord’s negligence or willful misconduct. It is understood and agreed that the identity of any Parking Facility Operator may change from time to time during the Term. In connection therewith, any parking lease or agreement entered into between Tenant and any Parking Facility Operator shall be freely assignable by such Parking Facility Operator or any successors thereto.

2.	FIRST RENEWAL OPTION.

2.01.	Grant of Option; Conditions. Tenant shall have the right to extend the Term (the “First Renewal Option”) for one additional period of 5 years commencing on the day following the Termination Date of the initial Term and ending on the 5th anniversary of the Termination Date (the “First Extended Term”), if:

1.	Landlord receives notice of exercise (“First Renewal Notice”) not less than 6 full calendar months prior to the expiration of the initial Term and not more than 9 full calendar months prior to the expiration of the initial Term; and

2.	Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its First Renewal Notice; and

3.	No part of the Premises is sublet (other than pursuant to a Permitted Transfer, as defined in Section 11.04 of the Lease) at the time that Tenant delivers its First Renewal Notice; and

4.	The Lease has not been assigned (other than pursuant to a Permitted Transfer, as defined in Section 11.04 of the Lease) prior to the date that Tenant delivers its First Renewal Notice.

Exhibit F - Page 2

2.02	Terms Applicable to Premises During First Extended Term.

1.	The initial Base Rent rate per rentable square foot for the Premises during the First Extended Term shall equal $17.25 per square foot, subject to 2.5% annual increases. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Section 4 of the Lease.

2.	Tenant shall pay Additional Rent (i.e., Taxes and Expenses) for the Premises during the First Extended Term in accordance with Section 4 and Exhibit B of the Lease.

2.03.	First Renewal Amendment. If Tenant is entitled to and properly exercises its First Renewal Option, Landlord shall prepare an amendment (the “First Renewal Amendment”) to reflect changes in the Base Rent, Term, Termination Date and other appropriate terms. The First Renewal Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the First Renewal Notice, and Tenant shall execute and return the First Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same.

2.04.	Subordination. Notwithstanding anything herein to the contrary, Tenant’s First Renewal Option is subject and subordinate to the expansion rights (whether such rights are designated as a right of first offer, right of first refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

3.	SECOND RENEWAL OPTION.

3.01.	Grant of Option; Conditions. If Tenant appropriately exercised its First Renewal Option, Tenant shall have the right to extend the Extended Term (the “Second Renewal Option”) for one additional period of 5 years commencing on the day following the Extened Termination Date and ending on the 5th anniversary of the Extended Termination Date (the “Second Extended Term”), if:

1.	Landlord receives notice of exercise (“Second Renewal Initial Notice”) not less than 6 full calendar months prior to the expiration of the First Extended Term and not more than 9 full calendar months prior to the expiration of the First Extended Term; and

2.	Tenant is not in default under the Lease beyond any applicable cure periods at the time that Tenant delivers its Second Renewal Initial Notice or at the time Tenant delivers its Second Renewal Binding Notice (as defined below); and

3.	No part of the Premises is sublet (other than pursuant to a Permitted Transfer) at the time that Tenant delivers its Second Renewal Initial Notice or at the time Tenant delivers its Second Renewal Binding Notice;

Exhibit F - Page 3

and

4.	The Lease has not been assigned (other than pursuant to a Permitted Transfer) prior to the date that Tenant delivers its Second Renewal Initial Notice or prior to the date Tenant delivers its Second Renewal Binding Notice.

3.02	Terms Applicable to Premises During Second Extended Term.

1.	The initial Base Rent rate per rentable square foot for the Premises during the Second Extended Term shall equal the Prevailing Market (hereinafter defined) rate per rentable square foot for the Premises. Base Rent during the Second Extended Term shall increase, if at all, in accordance with the increases assumed in the determination of Prevailing Market rate. Base Rent attributable to the Premises shall be payable in monthly installments in accordance with the terms and conditions of Section 4 of the Lease.

2.	Tenant shall pay Additional Rent (i.e., Taxes and Expenses) for the Premises during the Second Extended Term in accordance with Section 4 and Exhibit B of the Lease, and the manner and method in which Tenant reimburses Landlord for Tenant’s share of Taxes and Expenses shall be one of the factors considered in determining the Prevailing Market rate for the Second Extended Term.

3.03.	Procedure for Determining Prevailing Market. Within 30 days after receipt of Tenant’s Second Renewal Initial Notice, Landlord shall advise Tenant of the applicable Base Rent rate for the Premises for the Second Extended Term. Tenant, within 15 days after the date on which Landlord advises Tenant of the applicable Base Rent rate for the Second Extended Term, shall either (i) give Landlord final binding written notice (“Second Renewal Binding Notice”) of Tenant’s exercise of its Second Renewal Option, or (ii) if Tenant disagrees with Landlord’s determination, provide Landlord with written notice of rejection (the “Rejection Notice”), If Tenant fails to provide Landlord with either a Second Renewal Binding Notice or Rejection Notice within such 15 day period, Tenant’s Second Renewal Option shall be null and void and of no further force and effect. If Tenant provides Landlord with a Second Renewal Binding Notice, Landlord and Tenant shall enter into the Second Renewal Amendment (as defined below) upon the terms and conditions set forth herein. If Tenant provides Landlord with a Rejection Notice, Landlord and Tenant shall work together in good faith to agree upon the Prevailing Market rate for the Premises during the Second Extended Term. When Landlord and Tenant have agreed upon the Prevailing Market rate for the Premises, such agreement shall be reflected in a written agreement between Landlord and Tenant, whether in a letter or otherwise, and Landlord and Tenant shall enter into the Second Renewal Amendment in accordance with the terms and conditions hereof. Notwithstanding the foregoing, if Landlord and Tenant are unable to agree upon the Prevailing Market rate for the Premises within 30 days after the date Tenant provides Landlord with the Rejection Notice, Tenant’s Second Renewal Option shall be deemed to be null and void and of no force and effect.

Exhibit F - Page 4

3.04.	Second Renewal Amendment. If Tenant is entitled to and properly exercises its Second Renewal Option, Landlord shall prepare an amendment (the “Second Renewal Amendment”) to reflect changes in the Base Rent, Term, Extended Termination Date and other appropriate terms. The Second Renewal Amendment shall be sent to Tenant within a reasonable time after Landlord’s receipt of the Second Renewal Binding Notice or other written agreement by Landlord and Tenant regarding the Prevailing Market rate, and Tenant shall execute and return the Second Renewal Amendment to Landlord within 15 days after Tenant’s receipt of same, but, upon final determination of the Prevailing Market rate applicable during the Second Extended Term as described herein, an otherwise valid exercise of the Second Renewal Option shall be fully effective whether or not the Second Renewal Amendment is executed.

3.05.	Definition of Prevailing Market. For purposes of this Second Renewal Option, “Prevailing Market” shall mean the arms length fair market annual rental rate per rentable square foot under renewal leases and amendments entered into on or about the date on which the Prevailing Market is being determined hereunder for space comparable to the Premises in the Building and office buildings comparable to the Building in the Draper, Utah area. The determination of Prevailing Market shall take into account any material economic differences between the terms of this Lease and any comparison lease or amendment, such as rent abatements, construction costs and other concessions and the manner, if any, in which the landlord under any such lease is reimbursed for operating expenses and taxes. The determination of Prevailing Market shall also take into consideration any reasonably anticipated changes in the Prevailing Market rate from the time such Prevailing Market rate is being determined and the time such Prevailing Market rate will become effective under this Lease.

3.06.	Subordination. Notwithstanding anything herein to the contrary, Tenant’s Second Renewal Option is subject and subordinate to the expansion rights (whether such rights are designated as a right of Second offer, right of Second refusal, expansion option or otherwise) of any tenant of the Building existing on the date hereof.

4.	RIGHT OF FIRST REFUSAL. Tenant shall be granted a right of first refusal for any and all space in the Building. Landlord shall use its best efforts to avoid leasing 10,000 square feet on the third floor of the Building until completion of the Building. Tenant shall have 5 business days following receipt from Landlord of a bona fide letter of intent from a competing tenant to lease space within the Building to respond and exercise its right of first refusal by providing Landlord with an unequivocal, irrevocable, written commitment to lease said space in the Building. In the event Tenant elects to exercise its right of first refusal, such space shall be leased to Tenant upon the same rental rate, terms and conditions set forth herein. Landlord and Tenant will execute an amendment to lease memorializing the addition of the new space to the Premises. If Tenant fails to provide Landlord with such notice within the five (5) business day period, Landlord shall be free to lease the subject right of first refusal space to the competing tenant pursuant to the terms of the aforementioned letter of intent.

Exhibit F - Page 5

5.	EXTERNAL EXPANSION. Landlord shall provide for expansion capability on the northwest building pad site in the event Tenant’s space requirements expand beyond that which can be provided for in the Building. In this event, Landlord will release Tenant from its current lease obligations in favor of signing a new lease to accommodate a space containing at least 50,000 rentable square feet. The terms and conditions of the new lease will be the same as those provided herein, except that the initial rental rate under the new lease shall be the greater of: (1) the current rate under the Lease, or (2) the prevailing market rate. Notwithstanding the foregoing, the rental rate shall not exceed 5% of the then current rental rate under the Lease.

6.	LETTER OF CREDIT TO SECURE TENANT OBLIGATIONS.

6.01 Delivery of Letter of Credit. Tenant agrees to deliver to Landlord a letter of credit (the “Letter of Credit”) in the amount of $228,750.00 (equivalent to the first six months’ Base Rent) to secure Tenant’s obligations under the Lease. The Letter of Credit will be issued by a federally-insured U.S. financial institution acceptable to Landlord and will name Landlord as beneficiary. The original Letter of Credit will be delivered to Landlord within thirty (30) days after the date of full execution of this Lease, and any failure to so deliver the Letter of Credit will constitute a Tenant Delay. Notwithstanding any other provisions of the Lease or Work Letter: (a) Landlord’s obligation to complete the Landlord Work shall be extended by one day for each day that Tenant fails to deliver the Letter of Credit beyond thirty (30) days after full execution of this Lease; and (b) if Tenant has not delivered the Letter of Credit within sixty (60) days after full execution of this Lease, Tenant shall be in Default under the Lease (with no requirement of any notice or grace period) and Landlord shall have the right, at its option, to exercise any of its remedies for Default under the Lease (including without limitation the right to terminate the Lease and terminate all rights of Tenant to the Premises).

6.02 Terms of Letter of Credit. The Letter of Credit shall:

1.	Be an unconditional irrevocable letter of credit, in effect as of the date of delivery to Landlord, in substantially the form attached as Schedule 1, or in other form acceptable to Landlord.

2.	Be in the stated amount of $228,750.00.

3.	Be issued for the account of Tenant and for the sole benefit of Landlord as beneficiary.

4.	Have an expiration date which will not occur prior to the sixth (6th) anniversary of the Commencement Date (subject, however, to reductions as described in section 6.06 below).

5.	Provide that it may not be amended, modified or cancelled without the prior written consent of Landlord, as beneficiary.

Exhibit F - Page 6

6.	Provide that it may be drawn, in whole or in part, and in one or multiple draws, immediately by Landlord by presentation to the issuer of a sight draft for the amount to be drawn accompanied by a statement signed by Landlord stating that the Tenant is in Default under the Lease and the amount of the Default.

6.03 Landlord’s Right to Draw on Letter of Credit. In the event of a Default by Tenant (as defined in Section 18 of the Lease) which default is not cured within the timeframes and by the process set forth in Section 18 of the Lease, Landlord shall have the immediate and unconditional right to draw the on the Letter of Credit in the actual amount of such Default. Landlord shall indemnify Tenant for any costs that Tenant may incur as a result of Landlord’s draw on the Letter of Credit without adhering to the provisions of Section 18 of the Lease.

6.04 Use of Proceeds. Any proceeds of the Letter of Credit drawn by Landlord shall constitute a “Security Deposit” as defined in the Lease and shall be subject to all of the provisions of the Lease governing Security Deposit, including without limitation the provisions of Section 6.

6.05 Letter of Credit Fees. Any letter of credit fees owed to the issuer of the Letter of Credit shall be borne and paid soley by Tenant, and Landlord shall not be responsible for the payment of any fees in connection with the issuance or maintenance of the Letter of Credit.

6.06 Annual Reductions in Letter of Credit. Upon each anniversary of the Commencement Date, the stated amount of the Letter of Credit may be reduced to the amounts shown in the table below:

Anniversary of Commencement Date	Required Amount of Letter of Credit
1st Anniversary	$200,254.00
2nd Anniversary	$171,758.00
3rd Anniversary	$143,262.00
4th Anniversary	$114,766.00
5th Anniversary	$86,270.00

At least 30 days prior to the 6th Anniversary of the Commencement Date, Tenant shall deposit with Landlord a cash Security Deposit equivalent to one month’s Base Rent (at the then-applicable rates). So long as Tenant has timely deposited said cash Security Deposit, the Letter of Credit will no longer be required. If the reductions in the amount of the Letter of Credit require issuance of a replacement Letter of Credit, Landlord will cooperate reasonably with Tenant and the issuer to allow cancellation of the existing Letter of Credit and issuance of a replacement Letter of Credit in a reduced amount, provided that in each instance Landlord must receive the replacement Letter of Credit before Landlord will agree to cancellation of the old Letter of Credit.

Exhibit F - Page 7

Schedule 1

Attached to Exhibit F to the Lease by and between TP Building I, LLC, a Utah limited liability company (“Landlord”) and HEALTHEQUITY, INC., a Delaware corporation (“Tenant”) for space in the Building located at 65 East Highland Drive, Draper, Utah.

Specimen Form of Letter of Credit

Irrevocable Letter of Credit No.

Beneficiary: TP Building I, LLC	Applicant: HealthEquity, Inc.

Advising Bank:	Amount: USD $228,750.00 Expiry Date:

Gentlemen:

We hereby establish our Irrevocable Letter of Credit in your favor available by your draft(s) drawn at sight on (name of issuing bank) accompanied by the following:

A statement purportedly signed by an authorized signatory of TP Building I, LLC stating: “We hereby certify that (Applicant) is in default under the terms of that certain Lease dated             , 2006, executed by and between (Applicant) and TP Building I, LLC.”

Partial and multiple drawings are permitted.

All bank charges are for account of the Applicant.

This Letter of Credit shall remain in effect until             , 2012, and may not be amended, modified or cancelled without the prior written consent of TP Building I, LLC, except as set forth below:

Upon each anniversary of the Commencement Date (as defined in the Lease), the stated amount of the Letter of Credit shall be reduced to the amounts shown in the table below:

Anniversary of Commencement Date	Required Amount of Letter of Credit
1st Anniversary	$200,254.00
2nd Anniversary	$171,758.00
3rd Anniversary	$143,262.00
4th Anniversary	$114,766.00
5th Anniversary	$86,270.00

Exhibit F - Page 8

We hereby engage with you that drafts drawn under and in compliance with the terms of this credit will be duly honored upon presentation to us at (address of issuing bank). (Address for presentation must be in United States)

Unless otherwise expressly stated this Letter of Credit is governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision) International Chamber of Commerce Publication No. 500.

Exhibit F - Page 9